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Liberty Tax Service Names Robert Lougen as Vice President of Operations

Virginia Beach, Va. (October 14, 2014) - Liberty Tax, Inc. (NASDAQ:TAX), the parent company of Liberty Tax Service, announced today that Robert Lougen has been named Vice President of Operations.

Mr. Lougen has over 35 years of successful tax industry experience, in both the retail and digital consumer tax spaces. He most recently served as President of H&R Block Canada, which, under his leadership, grew to over 2.5 million tax returns.

“Bob’s industry expertise set him apart and made him the right person for this executive role,” said John Hewitt, Chief Executive Officer. “His extensive knowledge and experience will complement our team and help us continue to push toward our aggressive goals.”

About Liberty Tax, Inc.
Founded in 1997 by CEO John T. Hewitt, Liberty Tax, Inc. (NASDAQ: TAX) is the parent company of Liberty Tax Service. Liberty Tax is the fastest-growing tax preparation franchise and has prepared almost 18 million individual income tax returns in more than 4,400 offices and online. Liberty Tax’s online services are available through eSmart Tax, Liberty Online and DIY Tax, and are all backed by the tax professionals at Liberty Tax locations and its nationwide network of approximately 35,000 seasonal tax preparers. Liberty Tax also supports local communities with fundraising endeavors and contributes as a national sponsor for many charitable causes. For a more in-depth look, visit Liberty Tax Service and interact with Liberty Tax on Twitter and Facebook.